Exhibit 99.1

FOR IMMEDIATE RELEASE

INTUITIVE SURGICAL ANNOUNCES PROMOTIONS

SUNNYVALE, Calif., July 12, 2007 — Intuitive Surgical, Inc. (Nasdaq:ISRG), the leader in operative surgical robotics, today announced the promotion of Gary S. Guthart, Ph.D. to President and Chief Operating Officer and Jerome J. McNamara to Executive Vice President, Worldwide Sales and Marketing.

Gary Guthart joined Intuitive Surgical in April 1996 and was promoted to Vice President, Engineering in November 1999, and then to Senior Vice President, Operations in February 2002. In 2006, Gary was appointed Executive Vice President and Chief Operating Officer. Prior to joining Intuitive, Dr. Guthart was part of the core team developing foundation technology for computer-enhanced surgery at SRI International. Gary received a BS in Engineering from the University of California, Berkeley and MS and Ph.D. in Engineering Science from the California Institute of Technology.

Jerry McNamara joined Intuitive Surgical in April 1999 from Valleylab where he was Vice President of Marketing. He was promoted to Senior Vice President, Sales in April 2002. Prior to Valleylab, Jerry worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing and national accounts. Jerry graduated from the University of Pennsylvania with a BA degree in Biology.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “Gary and Jerry are outstanding executives that have demonstrated the leadership qualities necessary to ensure the long-term performance and success of Intuitive Surgical.”

About Intuitive’s Products:

The da Vinci(r) Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite(r) 3-D, HD vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist(r) Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci(r) Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

The Aesop(r) Endoscope Positioner is a voice-activated robotic arm that automates the critical task of endoscope positioning, providing the surgeon with direct control over a smooth, precise and stable view of the internal surgical field.

The Hermes(r) Control Center is a centralized system designed to voice control a series of networked “smart” medical devices.

Intuitive Surgical, Inc